EXHIBIT 4

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (this "Agreement") is made as of January 8, 1997, between FAMILY STEAK HOUSES OF FLORIDA, INC., a Florida corporation (hereinafter called the "Company") and ROBERT J. MARTIN (hereinafter called "Consultant").

                                   BACKGROUND

     A. Consultant has ably served the Company as an officer and director for many years, and is knowledgeable of the Company's business. Consultant has resigned as an officer of the Company, but remains a member of the Company's Board of Directors.

     B. The Company wishes to retain Consultant as a consultant upon the terms described in this Agreement, and Consultant wishes to agree to such terms.

                               TERMS OF AGREEMENT

     In consideration of the mutual promises contained in this Agreement and other consideration, the receipt and sufficiency of which are acknowledged by each party to this Agreement, the parties agree as follows:

     1. Consultancy; Consultancy Period; Termination Date. The Company hereby retains Consultant as a part-time consultant to serve as an advisor to the Company and Consultant hereby accepts such consultancy (the "Consultancy") upon the terms and conditions hereinafter set forth for a period (the "Consulting Period") beginning on the effective date of this Agreement and ending on the anniversary date hereof ("Termination Date"), unless earlier terminated.

     2. Duties. As requested by the Company, Consultant shall consult with, advise and directly assist the Company with respect to any and all matters concerning the business of the Company, exclusively with and through the senior executives of the Company (the "Senior Executives"), who may be designated from time to time by the Company, but who are currently the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. During the Consultancy Period, Consultant agrees to deliver to the Company time sheets evidencing the services furnished to the Company by Consultant and the time devoted to such services. Such time sheets shall be delivered to the Company as often as Company may reasonably request, but no less often than monthly. In addition, Consultant shall keep the Senior Executives otherwise informed of the activities undertaken by him in such detail and format as the Senior Executives may reasonably request.

     3. Compensation.



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     3.1 Services  Compensation.  Subject to Paragraphs 3.2, 3.3 and 3.4 hereof,
the  Company   agrees  to  compensate   Consultant  as  follows  (the  "Services
Compensation"):

          (a) The Company shall pay Consultant an annual fee of Thirteen Thousand Five Hundred Dollars ($13,500) (pro rated in the case of any partial year) for his services during the Consulting Period, such annual fee to be payable in semi-monthly installments.

          (b) The Company shall provide Consultant through the term of this Agreement with comprehensive medical, dental and disability insurance.

     3.2 Compensation in the Event of Termination by the Consultant. In the event Consultant voluntarily terminates the Consultancy prior to the Termination Date "for cause," the Company shall continue to pay him the Services Compensation for the balance of the Consulting Period, in full satisfaction of all claims of Consultant concerning this Agreement. In the event Consultant voluntarily terminates the Consultancy "without cause," the Company's obligation to pay Consultant the Services Compensation shall cease. As used in this Paragraph 3.2, "for cause" shall mean a material breach of any term of this Agreement by the Company. For purposes of this Paragraph 3.2, if Consultant voluntarily terminates the Consultancy other than "for cause," such termination shall be deemed "without cause."

     3.3 Compensation in the Event of Termination by the Company. In the event the Company terminates Consultant's Consultancy "without cause," the Company shall immediately pay him the Services Compensation for the balance of the Consultancy Period in a lump sum payment as severance pay in recognition of his years of service to the Company and in consideration for the performance of his obligations under this Agreement prior to the date of such termination which Company and Consultant stipulate are and will be beneficial to the Company in the operation of its business. Such payment shall be in full satisfaction of all claims of Consultant concerning this Agreement. In the event the Company terminates the Consultancy "for cause," the Company's obligations to pay Consultant the Services Compensation shall cease. As used in this Paragraph 3.3, "for cause" shall mean:

          (a) At the election of the Company, upon the occurrence of gross negligence, willful misconduct or malfeasance by Consultant in the performance of his responsibilities hereunder during the course of this Agreement;

          (b) The material  breach by Consultant of any term of this  Agreement;
     or

          (c) At the election of the Company, upon the indictment of Consultant or upon Consultant entering a plea of guilty or nolo contendere to the alleged commission by Consultant, as a principal, accomplice or accessory, of a crime involving moral turpitude, or an act of fraud, embezzlement or dishonesty.

     Provided, however, that in the case of any such material breach the Company shall give Consultant (a) notice of the existence of and facts regarding such breach, (b) provided that such


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breach is capable of being cured,  a 5-day  opportunity to cure. For purposes of this Paragraph 3.3, any termination of the Consultancy by the Company other than "for cause" shall be deemed "without cause."

     3.4 Death. This Agreement shall terminate upon the death of Consultant. In the event the Consultancy is terminated by reason of Consultant's death, the Company's obligation to pay the Services Compensation shall cease effective as of the last day of the month of the date of such death.

     4. Stock Option. This Agreement shall not have any effect on the stock options heretofore granted to Consultant by the Company. For purposes of such stock options, and for those purposes only, Consultant shall continue to be regarded as an "employee" of the Company for the duration of the Consultancy Period.

     5. Confidential Information.

     5.1 Non-Disclosure. Except as otherwise authorized in writing by a Senior Executive, Consultant agrees that he will not disclose to any third parties confidential and/or proprietary information relating to the corporate affairs, business, operations, assets, financial condition or prospects of the Company, including without limitation, information with respect to the Company's present and prospective products or concepts then in development, systems, customers, employees, agents, and sales and marketing methods and results. The provisions of this Paragraph 5.1 shall survive the termination of the Consultancy and of this Agreement.

     5.2 Limiting Access. Consultant acknowledges that the Company may establish procedures to limit his access to information relating to certain of the Company's legal or other affairs, including such affairs as to which Consultant may have, or be deemed to have, a conflict of interest. Consultant agrees to comply with any such procedures that are communicated to him in writing.

     6. Expenses. If such expenses are specifically pre-approved by the Company in writing, the Company agrees to reimburse Consultant, in accordance with normal Company policies and procedures relating to substantiation, for travel, entertainment and similar Company-related business expenses incurred in connection with the Consultancy.

     7. Intellectual Property. Consultant represents and agrees that he has no (and, to the extent that the issue might be resolved otherwise, hereby releases all) direct and indirect right, title, or interest in or to any intellectual property, including, without limit, all patents, copyrights and trademarks and all ideas, systems, programs or discoveries whether or not patentable or copyrightable or eligible for trademark registration and whether or not so patented, copyrighted or registered (collectively "Intellectual Property") in which his interest arose or might be deemed to have arisen in connection with his past or future relationship with the Company, all such Intellectual Property being the property of the Company.



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     8. Independent  Contractor.  Consultant shall not be considered an employee or agent of the Company (except for the sole purpose provided in Section 4 hereof), nor shall he have authority to bind the Company, without the prior written authorization of a Senior Executive.

     9. Non-Compete; Non-Interference.

     9.1 Non-Competition. Consultant agrees that he will not, for a period commencing on the date of this Agreement and ending two (2) years after the Termination Date (the "Non-Competition Period"), without the prior written consent of the Company, directly or indirectly, whether as principal, agent, officer, director, partner, employee, independent contractor, consultant, stockholder, licensor, or otherwise alone or in association with any other person, firm, corporation or other business organization, carry on or be engaged, concerned or take part in, or render services or advice to, or own, share in securities of any person, firm, or corporation engaged in any Competitive Business in which the Company is at the time either actively conducting, or actively seeking to expand, its business; provided, however, that ownership of two (2) percent or less of the outstanding voting securities of a publicly held corporation shall not be deemed a violation of the foregoing. As used herein, Competitive Business means the family steakhouse or family cafeteria style restaurant business located or to be located within Nassau, Baker, Clay, Duval, or St. Johns Counties, Florida, and shall not include fast food or full service restaurants.

     9.2 Non-Interference. Consultant agrees that during the Non-Competition Period, he will not, without the prior written consent of the Company, directly or indirectly and whether for his own account or for the account of any other person, firm, corporation or other business organization, interfere with the Company's business relationship with its franchisor, its lenders, or any customer or employee, hire or retain as an employee, consultant or advisor any person who was an employee of, or consultant or advisor to, the Company at any time during the eighteen (18) month period preceding the date of such employment, hiring or retention, nor will he solicit, or in any manner encourage, any such employee, consultant or advisor of the Company to leave the employ of the Company.

     10. Remedies. Each party shall be entitled to all remedies allowed at law and at equity in the event of any breach of this Agreement by the other party. Without prejudice to any rights and remedies otherwise available to the Company, the Company shall be entitled to, and Consultant will not oppose the granting of, equitable relief by way of injunction or decree of specific performance in the event of any breach of Paragraphs 5 or 8 of this Agreement.

     11. Binding Effect; Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the company and Consultant and their respective successors, assigns, heirs and legal representatives. Insofar as Consultant is concerned, this Agreement, being personal, cannot be assigned without the Company's consent.


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     12. Severability. The provisions of this Agreement are severable and if any provision of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of such provision and this Agreement, except to such extent or in such application, shall not be affected thereby, and each and every provision of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

     13. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either the Company or Consultant may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

     14. Notice. Any notice, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been given on the earlier of the day actually received or on the close of business on the fifth business day next following the day when deposited in the United States mail, postage prepaid, registered or certified, addressed to the Company or Consultant at their respective addresses set forth below or such other address as such party may specify by notice given pursuant to this Section 14:

               If to Consultant:

                         Robert J. Martin
                         ----------------
                         Jacksonville, Florida


               If to the Company:

                         Family Steak Houses of Florida, Inc.
                         2113 Florida Boulevard
                         Neptune Beach, Florida 32266
                         Attn: President and Chief Executive Officer

               with a copy to:

                         G. Alan Howard, Esquire
                         Mahoney Adams & Criser, P.A.
                         3400 Barnett Center
                         50 North Laura Street
                         Jacksonville, Florida 32202



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     15. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

     16. Entire Agreement. This Agreement is the entire agreement between the Company and Consultant pertaining to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Company and Consultant with respect to the subject matter hereof.

     17. Counterparts. This Agreement maybe executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

     18. Governing Law. This Agreement shall be construed and governed in accordance with the law of the State of Florida, applicable to agreements made and to be performed wholly within such jurisdiction.

     19. Further Assurances. Each of the parties hereto shall, from time to time at the request of the other, and without further consideration, execute and deliver such other instruments and take such other actions as may be required to confer to the requesting party and his or its assignees the benefits contemplated by this Agreement.

     IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date first above written.

                                        FAMILY STEAK HOUSES OF FLORIDA, INC., a
                                        Florida corporation

                                        By:/s/Lewis E. Christman, Jr.
                                           -------------------------------------
                                           Lewis E. Christman, Jr.
                                           President and Chief Executive Officer